UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Schedule 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment no. 1)

                          Inspire Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   457733 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   12-31-2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]        Rule 13d-1(b)

       [ ]        Rule 13d-1(c)

       [X]        Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 17 Pages

-----------------------------------------------                                      -----------------------------------
CUSIP No. 457733 10 3                                         13G                               Page 2 of 17 Pages
          -----------
-----------------------------------------------                                      -----------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      Name of Reporting Persons

           S.S. or I.R.S. Identification NOS. of Above Persons

           InterWest Partners VII, LP

---------- -------------------------------------------------------------------------------------------------------------
    2      Check the Appropriate Box if a Member of a Group*                                              (a)  |_|
                                                                                                          (b)  |X|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC Use Only

---------- -------------------------------------------------------------------------------------------------------------
    4      Citizenship or Place of Organization

           California

---------- -------------------------------------------------------------------------------------------------------------
                                  5     Sole Voting Power
                                        843,054
          Number of            -------- --------------------------------------------------------------------------------
           Shares                 6     Shared Voting Power
        BENEFICIALLY
          Owned by                      0
        Each Reporting         -------- --------------------------------------------------------------------------------
         Person with              7     Sole Dispositive Power

                                        843,054
                               -------- --------------------------------------------------------------------------------
                                  8     Shared Dispositive Power

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      Aggregate Amount Beneficially Owned by each Reporting Person

           843,054

---------- -------------------------------------------------------------------------------------------------------------
   10      Check Box if the Aggregate Amount in Row (9) excludes certain shares*


---------- -------------------------------------------------------------------------------------------------------------
   11      Percent of Class represented by amount in row 9

           3.3%
---------- -------------------------------------------------------------------------------------------------------------
   12      type of reporting person*

           PN
---------- -------------------------------------------------------------------------------------------------------------

                                            *See Instruction Before Filling Out!

-----------------------------------------------                                      -----------------------------------
CUSIP No. 457733 10 3                                         13G                               Page 3 of 17 Pages
          -----------
-----------------------------------------------                                      -----------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      Name of Reporting Persons

           S.S. or I.R.S. Identification NOS. of Above Persons

           InterWest Investors VII, LP

---------- -------------------------------------------------------------------------------------------------------------
    2      Check the Appropriate Box if a Member of a Group*                                              (a)  |_|
                                                                                                          (b)  |X|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC Use Only

---------- -------------------------------------------------------------------------------------------------------------
    4      Citizenship or Place of Organization

           California

---------- -------------------------------------------------------------------------------------------------------------
                                  5     Sole Voting Power
                                        38,289
          Number of            -------- --------------------------------------------------------------------------------
           Shares                 6     Shared Voting Power
        BENEFICIALLY
          Owned by                      0
        Each Reporting         -------- --------------------------------------------------------------------------------
         Person with              7     Sole Dispositive Power

                                        38,289
                               -------- --------------------------------------------------------------------------------
                                  8     Shared Dispositive Power

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      Aggregate Amount Beneficially Owned by each Reporting Person

           38,289

---------- -------------------------------------------------------------------------------------------------------------
   10      Check Box if the Aggregate Amount in Row (9) excludes certain shares*


---------- -------------------------------------------------------------------------------------------------------------
   11      Percent of Class represented by amount in row 9

           0.1%
---------- -------------------------------------------------------------------------------------------------------------
   12      type of reporting person*

           PN
---------- -------------------------------------------------------------------------------------------------------------

                                            *See Instruction Before Filling Out!

-----------------------------------------------                                      -----------------------------------
CUSIP No. 457733 10 3                                         13G                               Page 4 of 17 Pages
          -----------
-----------------------------------------------                                      -----------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      Name of Reporting Persons

           S.S. or I.R.S. Identification NOS. of Above Persons

           InterWest  Management  Partners  VII,  LLC (the  general  partner  of
           InterWest Partners VII, LP and InterWest Investors VII, LP)

---------- -------------------------------------------------------------------------------------------------------------
    2      Check the Appropriate Box if a Member of a Group*                                              (a)  |_|
                                                                                                          (b)  |X|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC Use Only

---------- -------------------------------------------------------------------------------------------------------------
    4      Citizenship or Place of Organization

           California

---------- -------------------------------------------------------------------------------------------------------------
                                  5     Sole Voting Power
                                        881,343
          Number of            -------- --------------------------------------------------------------------------------
           Shares                 6     Shared Voting Power
        BENEFICIALLY
          Owned by                      0
        Each Reporting         -------- --------------------------------------------------------------------------------
         Person with              7     Sole Dispositive Power

                                        881,343
                               -------- --------------------------------------------------------------------------------
                                  8     Shared Dispositive Power

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      Aggregate Amount Beneficially Owned by each Reporting Person

           881,343

---------- -------------------------------------------------------------------------------------------------------------
   10      Check Box if the Aggregate Amount in Row (9) excludes certain shares*


---------- -------------------------------------------------------------------------------------------------------------
   11      Percent of Class represented by amount in row 9

           3.4%
---------- -------------------------------------------------------------------------------------------------------------
   12      type of reporting person*

           PN
---------- -------------------------------------------------------------------------------------------------------------

                                            *See Instruction Before Filling Out!

-----------------------------------------------                                      -----------------------------------
CUSIP No. 457733 10 3                                         13G                               Page 5 of 17 Pages
          -----------
-----------------------------------------------                                      -----------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      Name of Reporting Persons

           S.S. or I.R.S. Identification NOS. of Above Persons

           Stephen C. Bowsher (a Venture Member of InterWest Management Partners VII, LLC)

---------- -------------------------------------------------------------------------------------------------------------
    2      Check the Appropriate Box if a Member of a Group*                                              (a)  |_|
                                                                                                          (b)  |X|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC Use Only

---------- -------------------------------------------------------------------------------------------------------------
    4      Citizenship or Place of Organization

           United States

---------- -------------------------------------------------------------------------------------------------------------
                                  5     Sole Voting Power
                                        316
          Number of            -------- --------------------------------------------------------------------------------
           Shares                 6     Shared Voting Power
        BENEFICIALLY
          Owned by                      881,343
        Each Reporting         -------- --------------------------------------------------------------------------------
         Person with              7     Sole Dispositive Power

                                        316
                               -------- --------------------------------------------------------------------------------
                                  8     Shared Dispositive Power

                                        881,343
---------- -------------------------------------------------------------------------------------------------------------
    9      Aggregate Amount Beneficially Owned by each Reporting Person

           881,659

---------- -------------------------------------------------------------------------------------------------------------
   10      Check Box if the Aggregate Amount in Row (9) excludes certain shares*


---------- -------------------------------------------------------------------------------------------------------------
   11      Percent of Class represented by amount in row 9

           3.4%
---------- -------------------------------------------------------------------------------------------------------------
   12      type of reporting person*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                            *See Instruction Before Filling Out!

-----------------------------------------------                                      -----------------------------------
CUSIP No. 457733 10 3                                         13G                               Page 6 of 17 Pages
          -----------
-----------------------------------------------                                      -----------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      Name of Reporting Persons

           S.S. or I.R.S. Identification NOS. of Above Persons


           Harvey B. Cash (a Managing Director of InterWest Management Partners VII, LLC)
---------- -------------------------------------------------------------------------------------------------------------
    2      Check the Appropriate Box if a Member of a Group*                                              (a)  |_|
                                                                                                          (b)  |X|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC Use Only

---------- -------------------------------------------------------------------------------------------------------------
    4      Citizenship or Place of Organization

           United States

---------- -------------------------------------------------------------------------------------------------------------
                                  5     Sole Voting Power
                                        253
          Number of            -------- --------------------------------------------------------------------------------
           Shares                 6     Shared Voting Power
        BENEFICIALLY
          Owned by                      881,343
        Each Reporting         -------- --------------------------------------------------------------------------------
         Person with              7     Sole Dispositive Power

                                        253
                               -------- --------------------------------------------------------------------------------
                                  8     Shared Dispositive Power

                                        881,343
---------- -------------------------------------------------------------------------------------------------------------
    9      Aggregate Amount Beneficially Owned by each Reporting Person

           881,596

---------- -------------------------------------------------------------------------------------------------------------
   10      Check Box if the Aggregate Amount in Row (9) excludes certain shares*


---------- -------------------------------------------------------------------------------------------------------------
   11      Percent of Class represented by amount in row 9

           3.4%
---------- -------------------------------------------------------------------------------------------------------------
   12      type of reporting person*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                            *See Instruction Before Filling Out!

-----------------------------------------------                                      -----------------------------------
CUSIP No. 457733 10 3                                         13G                               Page 7 of 17 Pages
          -----------
-----------------------------------------------                                      -----------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      Name of Reporting Persons

           S.S. or I.R.S. Identification NOS. of Above Persons


            Alan W. Crites (a Managing Director of InterWest Management Partners VII, LLC)
---------- -------------------------------------------------------------------------------------------------------------
    2      Check the Appropriate Box if a Member of a Group*                                              (a)  |_|
                                                                                                          (b)  |X|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC Use Only

---------- -------------------------------------------------------------------------------------------------------------
    4      Citizenship or Place of Organization

           United States

---------- -------------------------------------------------------------------------------------------------------------
                                  5     Sole Voting Power
                                        3,485
          Number of            -------- --------------------------------------------------------------------------------
           Shares                 6     Shared Voting Power
        BENEFICIALLY
          Owned by                      881,343
        Each Reporting         -------- --------------------------------------------------------------------------------
         Person with              7     Sole Dispositive Power

                                        3,485
                               -------- --------------------------------------------------------------------------------
                                  8     Shared Dispositive Power

                                        881,343
---------- -------------------------------------------------------------------------------------------------------------
    9      Aggregate Amount Beneficially Owned by each Reporting Person

           884,828

---------- -------------------------------------------------------------------------------------------------------------
   10      Check Box if the Aggregate Amount in Row (9) excludes certain shares*


---------- -------------------------------------------------------------------------------------------------------------
   11      Percent of Class represented by amount in row 9

           3.4%
---------- -------------------------------------------------------------------------------------------------------------
   12      type of reporting person*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                            *See Instruction Before Filling Out!

-----------------------------------------------                                      -----------------------------------
CUSIP No. 457733 10 3                                         13G                               Page 8 of 17 Pages
          -----------
-----------------------------------------------                                      -----------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      Name of Reporting Persons

           S.S. or I.R.S. Identification NOS. of Above Persons


           Philip T. Gianos (a Managing Director of InterWest Management Partners VII, LLC)
---------- -------------------------------------------------------------------------------------------------------------
    2      Check the Appropriate Box if a Member of a Group*                                              (a)  |_|
                                                                                                          (b)  |X|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC Use Only

---------- -------------------------------------------------------------------------------------------------------------
    4      Citizenship or Place of Organization

           United States

---------- -------------------------------------------------------------------------------------------------------------
                                  5     Sole Voting Power
                                        1,085
          Number of            -------- --------------------------------------------------------------------------------
           Shares                 6     Shared Voting Power
        BENEFICIALLY
          Owned by                      881,343
        Each Reporting         -------- --------------------------------------------------------------------------------
         Person with              7     Sole Dispositive Power

                                        1,085
                               -------- --------------------------------------------------------------------------------
                                  8     Shared Dispositive Power

                                        881,343
---------- -------------------------------------------------------------------------------------------------------------
    9      Aggregate Amount Beneficially Owned by each Reporting Person

           882,428
---------- -------------------------------------------------------------------------------------------------------------
   10      Check Box if the Aggregate Amount in Row (9) excludes certain shares*


---------- -------------------------------------------------------------------------------------------------------------
   11      Percent of Class represented by amount in row 9

           3.4%
---------- -------------------------------------------------------------------------------------------------------------
   12      type of reporting person*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                            *See Instruction Before Filling Out!

-----------------------------------------------                                      -----------------------------------
CUSIP No. 457733 10 3                                         13G                               Page 9 of 17 Pages
          -----------
-----------------------------------------------                                      -----------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      Name of Reporting Persons

           S.S. or I.R.S. Identification NOS. of Above Persons

           W. Scott Hedrick (a Managing Director of InterWest Management Partners VII, LLC)

---------- -------------------------------------------------------------------------------------------------------------
    2      Check the Appropriate Box if a Member of a Group*                                              (a)  |_|
                                                                                                          (b)  |X|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC Use Only

---------- -------------------------------------------------------------------------------------------------------------
    4      Citizenship or Place of Organization

           United States

---------- -------------------------------------------------------------------------------------------------------------
                                  5     Sole Voting Power
                                        272
          Number of            -------- --------------------------------------------------------------------------------
           Shares                 6     Shared Voting Power
        BENEFICIALLY
          Owned by                      881,343
        Each Reporting         -------- --------------------------------------------------------------------------------
         Person with              7     Sole Dispositive Power

                                        272
                               -------- --------------------------------------------------------------------------------
                                  8     Shared Dispositive Power

                                        881,343
---------- -------------------------------------------------------------------------------------------------------------
    9      Aggregate Amount Beneficially Owned by each Reporting Person

           881,615

---------- -------------------------------------------------------------------------------------------------------------
   10      Check Box if the Aggregate Amount in Row (9) excludes certain shares*


---------- -------------------------------------------------------------------------------------------------------------
   11      Percent of Class represented by amount in row 9

           3.4%
---------- -------------------------------------------------------------------------------------------------------------
   12      type of reporting person*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                            *See Instruction Before Filling Out!

-----------------------------------------------                                      -----------------------------------
CUSIP No. 457733 10 3                                         13G                               Page 10 of 17 Pages
          -----------
-----------------------------------------------                                      -----------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      Name of Reporting Persons

           S.S. or I.R.S. Identification NOS. of Above Persons

           W. Stephen Holmes (a Managing Director of InterWest Management Partners VII, LLC)

---------- -------------------------------------------------------------------------------------------------------------
    2      Check the Appropriate Box if a Member of a Group*                                              (a)  |_|
                                                                                                          (b)  |X|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC Use Only

---------- -------------------------------------------------------------------------------------------------------------
    4      Citizenship or Place of Organization

           United States

---------- -------------------------------------------------------------------------------------------------------------
                                  5     Sole Voting Power
                                        237
          Number of            -------- --------------------------------------------------------------------------------
           Shares                 6     Shared Voting Power
        BENEFICIALLY
          Owned by                      881,343
        Each Reporting         -------- --------------------------------------------------------------------------------
         Person with              7     Sole Dispositive Power

                                        237
                               -------- --------------------------------------------------------------------------------
                                  8     Shared Dispositive Power

                                        881,343
---------- -------------------------------------------------------------------------------------------------------------
    9      Aggregate Amount Beneficially Owned by each Reporting Person

           881,580

---------- -------------------------------------------------------------------------------------------------------------
   10      Check Box if the Aggregate Amount in Row (9) excludes certain shares*


---------- -------------------------------------------------------------------------------------------------------------
   11      Percent of Class represented by amount in row 9

           3.4%
---------- -------------------------------------------------------------------------------------------------------------
   12      type of reporting person*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                            *See Instruction Before Filling Out!

-----------------------------------------------                                      -----------------------------------
CUSIP No. 457733 10 3                                         13G                               Page 11 of 17 Pages
          -----------
-----------------------------------------------                                      -----------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      Name of Reporting Persons

           S.S. or I.R.S. Identification NOS. of Above Persons


           Gilbert H. Kliman (a Managing Director of InterWest Management Partners VII, LLC)
---------- -------------------------------------------------------------------------------------------------------------
    2      Check the Appropriate Box if a Member of a Group*                                              (a)  |_|
                                                                                                          (b)  |X|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC Use Only

---------- -------------------------------------------------------------------------------------------------------------
    4      Citizenship or Place of Organization

           United States

---------- -------------------------------------------------------------------------------------------------------------
                                  5     Sole Voting Power
                                        542
          Number of            -------- --------------------------------------------------------------------------------
           Shares                 6     Shared Voting Power
        BENEFICIALLY
          Owned by                      881,343
        Each Reporting         -------- --------------------------------------------------------------------------------
         Person with              7     Sole Dispositive Power

                                        542
                               -------- --------------------------------------------------------------------------------
                                  8     Shared Dispositive Power

                                        881,343
---------- -------------------------------------------------------------------------------------------------------------
    9      Aggregate Amount Beneficially Owned by each Reporting Person

           881,885

---------- -------------------------------------------------------------------------------------------------------------
   10      Check Box if the Aggregate Amount in Row (9) excludes certain shares*


---------- -------------------------------------------------------------------------------------------------------------
   11      Percent of Class represented by amount in row 9

           3.4%
---------- -------------------------------------------------------------------------------------------------------------
   12      type of reporting person*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                            *See Instruction Before Filling Out!

-----------------------------------------------                                      -----------------------------------
CUSIP No. 457733 10 3                                         13G                               Page 12 of 17 Pages
          -----------
-----------------------------------------------                                      -----------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      Name of Reporting Persons

           S.S. or I.R.S. Identification NOS. of Above Persons

           Arnold L. Oronsky (a Managing Director of InterWest Management Partners VII, LLC)

---------- -------------------------------------------------------------------------------------------------------------
    2      Check the Appropriate Box if a Member of a Group*                                              (a)  |_|
                                                                                                          (b)  |X|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC Use Only

---------- -------------------------------------------------------------------------------------------------------------
    4      Citizenship or Place of Organization

           United States

---------- -------------------------------------------------------------------------------------------------------------
                                  5     Sole Voting Power
                                        1,085
          Number of            -------- --------------------------------------------------------------------------------
           Shares                 6     Shared Voting Power
        BENEFICIALLY
          Owned by                      881,343
        Each Reporting         -------- --------------------------------------------------------------------------------
         Person with              7     Sole Dispositive Power

                                        1,085
                               -------- --------------------------------------------------------------------------------
                                  8     Shared Dispositive Power

                                        881,343
---------- -------------------------------------------------------------------------------------------------------------
    9      Aggregate Amount Beneficially Owned by each Reporting Person

           882,428

---------- -------------------------------------------------------------------------------------------------------------
   10      Check Box if the Aggregate Amount in Row (9) excludes certain shares*


---------- -------------------------------------------------------------------------------------------------------------
   11      Percent of Class represented by amount in row 9

           3.4%
---------- -------------------------------------------------------------------------------------------------------------
   12      type of reporting person*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                            *See Instruction Before Filling Out!

-----------------------------------------------                                      -----------------------------------
CUSIP No. 457733 10 3                                         13G                               Page 13 of 17 Pages
          -----------
-----------------------------------------------                                      -----------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      Name of Reporting Persons

           S.S. or I.R.S. Identification NOS. of Above Persons

           Thomas L. Rosch (a Managing Director of InterWest Management Partners VII, LLC)

---------- -------------------------------------------------------------------------------------------------------------
    2      Check the Appropriate Box if a Member of a Group*                                              (a)  |_|
                                                                                                          (b)  |X|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC Use Only

---------- -------------------------------------------------------------------------------------------------------------
    4      Citizenship or Place of Organization

           United States

---------- -------------------------------------------------------------------------------------------------------------
                                  5     Sole Voting Power
                                        1,542
          Number of            -------- --------------------------------------------------------------------------------
           Shares                 6     Shared Voting Power
        BENEFICIALLY
          Owned by                      881,343
        Each Reporting         -------- --------------------------------------------------------------------------------
         Person with              7     Sole Dispositive Power

                                        1,542
                               -------- --------------------------------------------------------------------------------
                                  8     Shared Dispositive Power

                                        881,343
---------- -------------------------------------------------------------------------------------------------------------
    9      Aggregate Amount Beneficially Owned by each Reporting Person

           882,885

---------- -------------------------------------------------------------------------------------------------------------
   10      Check Box if the Aggregate Amount in Row (9) excludes certain shares*


---------- -------------------------------------------------------------------------------------------------------------
   11      Percent of Class represented by amount in row 9

           3.4%
---------- -------------------------------------------------------------------------------------------------------------
   12      type of reporting person*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                            *See Instruction Before Filling Out!

Item 1.

(a)      Name of Issuer:  Inspire Pharmaceuticals, Inc. ("Issuer")


(b)      Address of Issuer's Principal Executive Offices:

         4222 Emperor Blvd., Suite 470
         Durham, NC 27703

Item 2.

(a)      Name of Person(s) Filing:

         InterWest Partners VII, LP ("IWP VII")
         InterWest Investors VII, LP ("II VII")
         InterWest Management Partners VII, LLC ("IMP VII")
         Stephen C. Bowsher ("Bowsher")
         Harvey B. Cash ("Cash")
         Alan W. Crites ("Crites")
         Philip T. Gianos ("Gianos")
         W. Scott Hedrick ("Hedrick")
         W. Stephen Holmes ("Holmes")
         Gilbert H. Kliman ("Kliman")
         Arnold L. Oronsky ("Oronsky")
         Thomas L. Rosch ("Rosch")

(b)      Address of Principal Business Office or, if none, Residence:

         3000 Sand Hill Road
         Building 3, Suite 255
         Menlo Park, CA 94025

(c)      Citizenship/Place of Organization:

         IWP VII:     California
         II VII:      California
         IMP VII:     California
         Bowsher:     United States
         Cash:        United States
         Crites:      United States
         Gianos:      United States
         Hedrick:     United States
         Holmes:      United States
         Kliman:      United States
         Oronsky:     United States
         Rosch:       United States


(d)      Title of Class of Securities:  Common Stock

(e)      CUSIP Number:     457733 10 3

Item 3.        Not applicable.


                              Page 14 of 17 Pages

Item 4.        Ownership.
====== ========== ======== ====== ======== ========= ======== ======== ======= ======== ======== ======== ==========
                                                                                                            Other
                  IWP VII  II VII IMP VII  Bowsher    Cash    Crites   Hedrick Holmes   Kliman    Rosch   Individuals
                                                                                                               *
------ ---------- -------- ------ -------- --------- -------- -------- ------- -------- -------- -------- ----------
(a)    Beneficial
       Ownership  843,054 38,289  881,343   881,659  881,596  884,828  881,615 881,580  881,885  882,885    882,428

------ ---------- -------- ------ -------- --------- -------- -------- ------- -------- -------- -------- ----------
(b)    Percentage
       of Class      3.3%    0.1%     3.4%      3.4%     3.4%     3.4%    3.4%     3.4%     3.4%     3.4%       3.4%
------ ---------- -------- ------ -------- --------- -------- -------- ------- -------- -------- -------- ----------
(c)    Sole
       Voting     843,054  38,289 881,343       316      253    3,485     272      237      542    1,542      1,085
       Power
------ ---------- -------- ------ -------- --------- -------- -------- ------- -------- -------- -------- ----------
       Shared
       Voting
       Power            0      0        0   881,343  881,343  881,343  881,343 881,343  881,343  881,343    881,343
------ ---------- -------- ------ -------- --------- -------- -------- ------- -------- -------- -------- ----------
       Sole
       Dispositive
       Power      843,054 38,289  881,343       316      253    3,485     272      237      542    1,542      1,085
------ ---------- -------- ------ -------- --------- -------- -------- ------- -------- -------- -------- ----------
       Shared
       Dispositive
       Power            0      0        0   881,343  881,343  881,343  881,343 881,343  881,343  881,343    881,343
====== ========== ======== ====== ======== ========= ======== ======== ======= ======== ======== ======== ==========

*Individuals included in this column are Gianos and Oronsky, both of whom are Managing Directors of IMP VII.

Item 5.        Ownership of Five Percent or Less of a Class

This statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the partnership agreement of IMP VII, the general partners and/or limited partners of such partnership have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer beneficially owned by such Partnership.

Item 7.        Identification   and  Classification  of   the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  section
240.13d-1(b)(1)(iii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

Not applicable

EXHIBITS

A.    Joint Filing Statement

                              Page 15 of 17 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February ____, 2002

INTERWEST PARTNERS VII, LP

By:    InterWest Management Partners VII, LLC
                                                      --------------------------------------------
                                                      Stephen C. Bowsher

       By:
           -----------------------------------        --------------------------------------------
           Managing Director                          Harvey B. Cash


                                                      --------------------------------------------
INTERWEST INVESTORS VII, LP                           Alan W. Crites

By:    InterWest Management Partners VII, LLC
                                                      --------------------------------------------
       By:                                            Philip T. Gianos
           -----------------------------------
           Managing Director
                                                      --------------------------------------------
INTERWEST MANAGEMENT PARTNERS VII, LLC                W. Scott Hedrick


                                                      --------------------------------------------
By:                                                   W. Stephen Holmes
       ---------------------------------------
       Managing Director
                                                      --------------------------------------------
                                                      Gilbert H. Kliman


                                                      --------------------------------------------
                                                      Arnold L. Oronsky


                                                      --------------------------------------------
                                                      Thomas L. Rosch


                                    EXHIBIT A

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:    February ____, 2002


INTERWEST PARTNERS VII, LP

By:    InterWest Management Partners VII, LLC
                                                      --------------------------------------------
                                                      Stephen C. Bowsher

       By:
           -----------------------------------        --------------------------------------------
           Managing Director                          Harvey B. Cash


                                                      --------------------------------------------
INTERWEST INVESTORS VII, LP                           Alan W. Crites

By:    InterWest Management Partners VII, LLC
                                                      --------------------------------------------
       By:                                            Philip T. Gianos
           -----------------------------------
           Managing Director
                                                      --------------------------------------------
INTERWEST MANAGEMENT PARTNERS VII, LLC                W. Scott Hedrick


                                                      --------------------------------------------
By:                                                   W. Stephen Holmes
       ---------------------------------------
       Managing Director
                                                      --------------------------------------------
                                                      Gilbert H. Kliman


                                                      --------------------------------------------
                                                      Arnold L. Oronsky


                                                      --------------------------------------------
                                                      Thomas L. Rosch
